Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Second Quarter 2011 Financial Results

Indiana, PA., July 27, 2011 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $7.4 million, or $0.07 diluted earnings per share, for the second quarter ended June 30, 2011, as compared to net income of $13.5 million, or $0.15 diluted earnings per share, in the second quarter of 2010. The decrease in net income was primarily the result of lower net interest income, a higher provision for credit losses and increased noninterest expense, which were partially offset by higher noninterest income. For the six months ended June 30, 2011, net income was $12.7 million, or $0.12 diluted earnings per share, compared to net income of $0.4 million for the comparable period in 2010. The increase in net income was primarily the result of a lower provision for credit losses and higher noninterest income.

John J. Dolan, President and Chief Executive Officer, stated, “We are pleased to report favorable earnings results for the second quarter. The credit challenges that we continue to successfully work through at this point in the credit cycle, combined with generally low economic demand, have muted earnings momentum. We are utilizing this time to focus on balance sheet positioning, enhancing and expanding customer relationships, refining operational efficiencies and resolving the remaining large, complex troubled debts.”

Net Interest Income and Net Interest Margin

Second quarter 2011 net interest income, on a fully taxable equivalent basis, decreased $6.9 million, or 13%, compared to the second quarter of 2010 to $48.3 million. The decrease was a result of a $554.0 million decline in average interest-earning assets between the periods as a result of a strategy to reduce the risk profile of the balance sheet combined with a 12 basis point drop in the net interest margin. Net interest margin was 3.76%, 3.87% and 3.88% for the three-month periods ended June 30, 2011, March 31, 2011 and June 30, 2010, respectively. For the six months ended June 30, 2011 net interest income, on a fully taxable equivalent basis, decreased $13.4 million, or 12%. The decrease was primarily due to a $610.5 million decline in average interest-earning assets and a decrease of seven basis points in the net interest margin. The net interest margin for the six months ended June 30, 2011 and 2010, respectively, was 3.81% and 3.88%.

Significant changes to First Commonwealth’s balance sheet from June 30, 2010 to June 30, 2011 include:

•

A decrease of $441.4 million, or 10%, in loans primarily as the result of more disciplined underwriting guidelines concerning geography and size for commercial loans, the managing down of large credit relationships, generally weak borrower demand and planned decreases in residential real estate loans.

•	A $275.6 million, or 45%, reduction in borrowings.

•	Continued improvement in the mix of deposits, as a $77.6 million, or 2%, growth in lower costing transaction and savings deposits partially offset a $280.1 million decrease in time deposits.

•

During the third quarter of 2010, First Commonwealth completed a public offering by issuing 18,543,750 shares of common stock. The net proceeds of $81.4 million will provide flexibility to capitalize on opportunities presented within our market area, as well as to meet evolving regulatory capital guidelines. First Commonwealth’s capital ratios for Leverage, Total and Tier I at June 30, 2011 were 11.95%, 15.12% and 13.87%, respectively.

Dolan noted, “A lot of effort has been directed toward improving our balance sheet over the past 18 months. We believe an improved funding, capital, investment and loan mix profile will position us favorably for consistent growth that is commensurate with a business model built upon responsible community banking. Our pricing and underwriting guidelines will remain disciplined even as we grow and deepen our customer relationships.”

Credit Quality

The provision for credit losses was $9.1 million and $22.9 million for the second quarter and six months ended June 30, 2011, respectively, as compared to $4.0 million and $49.0 million in the prior year period. The significant components of the second quarter 2011 provision for credit losses included $7.2 million on two troubled commercial credits with loan balances totaling $22.3 million due to updated collateral values.

For the quarter ended June 30, 2011, nonperforming loans were $147.7 million, an increase of $7.2 million from March 31, 2011. The significant relationships that were placed into nonperforming status in the second quarter of 2011 included five commercial credits totaling $28.0 million. That increase was partially offset by charge-offs or transfers to Other Real Estate Owned (OREO). Nonperforming loans as a percentage of total loans were 3.70%, 3.45% and 3.00% for the periods ended June 30, 2011, March 31, 2011 and June 30, 2010, respectively.

During the second quarter of 2011, net charge-offs were $10.7 million compared to $34.7 million in the second quarter of 2010. The most significant loan charge-offs for the second quarter of 2011 included $8.4 million on six commercial credits of which $7.6 million were loans previously on a nonperforming status.

For the six months ended June 30, 2011, net charge-offs were $19.0 million, or 0.93% of average loans on an annualized basis, compared to $42.6 million, or 1.87% of average loans on an annualized basis, for the same period in 2010.

The allowance for credit losses as a percentage of total loans outstanding was 1.88%, 1.88% and 1.99% for June 30, 2011, March 31, 2011 and June 30, 2010, respectively.

OREO acquired through foreclosure was $36.5 million at June 30, 2011. During the second quarter of 2011, $12.6 million of commercial loans were transferred to OREO from nonperforming status as a result of the progression in resolving troubled credits. Partially offsetting this increase was a $4.1 million write-down to current fair value on one OREO property.

Noninterest Income

Recognized net security gains, including other-than-temporary impairment charges, were $1.6 million for the three-month periods ended June 30, 2011 as compared to $1.5 million of net security losses for the same period in 2010. Gains for the second quarter 2011 were primarily the result of $1.5 million of realized gains from the sale of an equity security. The 2010 losses resulted primarily from other-than-temporary impairment charges on investments in pooled trust preferred collateralized debt obligations. First Commonwealth did not incur any other-than-temporary impairment charges in the first or second quarter of 2011. For the six months ended June 30, 2011, net security gains were $2.2 million compared to net security losses of $3.9 million for the six months ended June 30, 2010.

Noninterest income, excluding net security gains (losses), increased $1.3 million, or 9%, in the second quarter of 2011 compared to the same period last year primarily from a $1.0 million gain on the exiting of a private equity investment and $0.4 million of revenue from an OREO property. Also affecting year-to-year comparisons were decreases of $0.9 million in service charges on deposit accounts primarily a result of new regulations and shifts in consumer behavior.

For the six months ended June 30, 2011, noninterest income, excluding net security gains, increased $1.2 million, or 4%, when compared to the same period of 2010.

Noninterest Expense

Noninterest expense increased $2.0 million, or 5%, in the second quarter of 2011 from the second quarter of 2010. The increase is primarily related to a $4.1 million write-down to current fair value for an OREO property in the second quarter of 2011 compared to a $2.2 million write-down for an OREO property in the same period last year.

For the six months ended June 30, 2011, as compared to the same period last year, noninterest expense was essentially flat.

Full time equivalent staff was 1,512 and 1,605 for the periods ended June 30, 2011 and 2010, respectively. The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 72% for the quarter ended June 30, 2011 as compared to 63% during the same period in 2010. The increase in the efficiency ratio was primarily the result of the decrease in net interest income in addition to the aforementioned $4.1 million write-down for an OREO property.

“Our bank-wide efficiency initiative, which launched at the beginning of this year, continues to make significant progress,” commented Dolan. “Employees across our organization remain committed to continuous improvement efforts that have led to numerous process and technology enhancements through the first six months of the year. We believe these process improvements are essential to delivering service consistent with customers’ expectations, particularly in this new operating environment of increased regulatory compliance. Continuous process improvement will be a key to sustaining a competitive advantage.”

Dividend

First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.03 per share on July 19, 2011 which is payable on August 15, 2011 to shareholders of record as of July 29, 2011. This dividend represents a 2% projected annual yield utilizing the June 30, 2011 closing market price of $5.74.

Conference Call

First Commonwealth will host a quarterly conference call to discuss its financial results for the second quarter of 2011 on Thursday, July 28, 2011 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-317-6789 or through our web page, http://www.fcbanking.com via our “Investor Relations” link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.7 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. These risks and uncertainties include, among other things, the following: continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Law and other legal and regulatory changes; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk; and other risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220

###

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
SUMMARY RESULTS OF OPERATIONS

Net interest income (FTE)(1)	$48,294	$49,399	$55,235	$97,693	$111,131
Provision for credit losses	9,112	13,817	4,010	22,929	49,030
Noninterest income	17,064	14,328	12,649	31,392	24,100
Noninterest expense	45,700	41,429	43,678	87,129	86,917
Net income	7,419	5,246	13,542	12,665	374

Earnings per common share (diluted)	$0.07	$0.05	$0.15	$0.12	$0.00

KEY FINANCIAL RATIOS

Return on average assets	0.52%	0.37%	0.87%	0.44%	0.01%
Return on average shareholders’ equity	3.92%	2.82%	8.41%	3.37%	0.12%
Efficiency ratio(2)	71.69%	65.60%	62.91%	68.66%	62.48%
Net interest margin (FTE)(1)	3.76%	3.87%	3.88%	3.81%	3.88%

Book value per common share	$7.26	$7.17	$7.59
Tangible book value per common share(4)	5.70	5.60	5.66
Market value per common share	5.74	6.85	5.25
Cash dividends declared per common share	0.03	0.03	0.01	$0.06	$0.04

ASSET QUALITY RATIOS

Allowance for credit losses as a percent of end-of-period loans	1.88%	1.88%	1.99%
Allowance for credit losses as a percent of nonperforming loans	50.89%	54.67%	66.12%
Nonperforming loans as a percent of end-of-period loans	3.70%	3.45%	3.00%
Nonperforming assets as a percent of total assets	3.24%	3.24%	2.66%
Net charge-offs as a percent of average loans (annualized)	1.06%	0.80%	3.06%

CAPITAL RATIOS

Shareholders’ equity as a percent of total assets	13.39%	13.05%	10.80%
Tangible common equity as a percent of tangible assets(3)	10.81%	10.49%	8.28%
Leverage Ratio	11.95%	11.78%	11.63%
Risk Based Capital - Tier I	13.87%	13.38%	10.37%
Risk Based Capital - Total	15.12%	14.64%	9.02%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
INCOME STATEMENT
Interest income	$57,989	$59,469	$68,937	$117,458	$139,015
Interest expense	11,104	11,600	16,341	22,704	33,321

Net Interest Income	46,885	47,869	52,596	94,754	105,694
Taxable equivalent adjustment(1)	1,409	1,530	2,639	2,939	5,437

Net Interest Income (FTE)	48,294	49,399	55,235	97,693	111,131

Provision for credit losses	9,112	13,817	4,010	22,929	49,030

Net Interest Income after Provision for Credit Losses (FTE)	39,182	35,582	51,225	74,764	62,101

Changes in fair value on impaired securities	448	1,869	190	2,317	(1,327)
Non-credit related gains on securities not expected to be sold (recognized in other comprehensive income)	(448)	(1,869)	(2,300)	(2,317)	(3,533)

Net Impairment Losses	0	0	(2,110)	0	(4,860)

Net securities gains	1,608	577	562	2,185	982
Trust income	1,764	1,718	1,398	3,482	2,892
Service charges on deposit accounts	3,748	3,426	4,603	7,174	8,755
Insurance and retail brokerage commissions	1,616	1,562	1,866	3,178	3,728
Income from bank owned life insurance	1,390	1,357	1,301	2,747	2,558
Letter of credit fees	892	634	748	1,526	1,367
Gain on sale of assets	1,251	231	116	1,482	413
Card related interchange income	3,042	2,800	2,686	5,842	5,006
Other income	1,753	2,023	1,479	3,776	3,259

Total Noninterest Income	17,064	14,328	12,649	31,392	24,100

Salaries and employee benefits	21,546	21,128	21,047	42,674	43,374
Net occupancy expense	3,495	3,732	3,539	7,227	7,432
Furniture and equipment expense	3,135	3,180	3,101	6,315	6,266
Data processing expense	1,525	1,424	1,478	2,949	2,915
Pennsylvania shares tax expense	1,434	1,178	1,457	2,612	2,514
Intangible amortization	389	390	576	779	1,233
Collection and repossession expense	1,726	1,316	794	3,042	1,717
Other professional fees and services	1,099	1,125	1,062	2,224	2,228
FDIC insurance	1,248	1,835	2,012	3,083	3,975
Loss on sale or writedown of assets	4,214	301	2,314	4,515	2,397
Other operating expenses	5,889	5,820	6,298	11,709	12,866

Total Noninterest Expense	45,700	41,429	43,678	87,129	86,917

Income (loss) before Income Taxes	10,546	8,481	20,196	19,027	(716)
Taxable equivalent adjustment(1)	1,409	1,530	2,639	2,939	5,437
Income tax provision (benefit)	1,718	1,705	4,015	3,423	(6,527)

Net Income	$7,419	$5,246	$13,542	$12,665	$374

Shares Outstanding at End of Period	104,906,994	104,859,954	86,242,139	104,906,994	86,242,139
Average Shares Outstanding Assuming Dilution	104,686,072	104,623,518	85,788,566	104,653,604	85,412,371

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	June 30, 2011	March 31, 2011	June 30, 2010
BALANCE SHEET (Period End)

Assets
Cash and due from banks	$130,507	$133,319	$88,358
Securities	1,053,427	1,054,869	1,047,651
Loans held for sale	823	0	0

Loans	3,992,058	4,074,270	4,434,291
Allowance for credit losses	(75,166)	(76,792)	(88,046)

Net loans	3,916,892	3,997,478	4,346,245

Goodwill and other intangibles	164,553	164,943	166,131
Other assets	425,100	411,757	409,684

Total Assets	$5,691,302	$5,762,366	$6,058,069

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$730,049	$733,731	$651,250

Interest-bearing deposits	91,362	90,554	107,261
Savings deposits	2,375,349	2,354,288	2,360,648
Time deposits	1,339,388	1,451,395	1,619,479

Total interest-bearing deposits	3,806,099	3,896,237	4,087,388

Total borrowings	341,037	335,085	616,682
Other liabilities	52,041	45,181	48,499
Shareholders’ equity	762,076	752,132	654,250

Total Liabilities and Shareholders’ Equity	$5,691,302	$5,762,366	$6,058,069

	For the Three Months Ended						For the Six Months Ended
	June 30, 2011	Yield/ Rate	March 31, 2011	Yield/ Rate	June 30, 2010	Yield/ Rate	June 30, 2011	Yield/ Rate	June 30, 2010	Yield/ Rate
NET INTEREST MARGIN (Quarterly and Year-to-Date Averages)

Assets
Loans (FTE)(1)	$4,059,259	5.02%	$4,171,083	5.09%	$4,552,312	5.20%	$4,114,862	5.05%	$4,593,781	5.18%
Securities (FTE)(1)	1,091,590	3.17%	1,011,873	3.48%	1,152,502	4.37%	1,051,952	3.32%	1,183,504	4.50%

Total Interest-Earning Assets (FTE)(1)	5,150,849	4.63%	5,182,956	4.77%	5,704,814	5.03%	5,166,814	4.70%	5,777,285	5.04%
Noninterest-earning assets	581,998		589,088		549,344		585,523		563,545

Total Assets	$5,732,847		$5,772,044		$6,254,158		$5,752,337		$6,340,830

Liabilities and Shareholders’ Equity
Interest-bearing demand and savings deposits	$2,484,141	0.34%	$2,451,962	0.35%	$2,421,812	0.58%	$2,468,140	0.34%	$2,373,983	0.62%
Time deposits	1,391,168	2.02%	1,471,492	2.05%	1,639,045	2.33%	1,431,108	2.03%	1,639,283	2.38%
Short-term borrowings	157,922	0.45%	172,440	0.43%	661,068	0.37%	165,141	0.44%	761,066	0.39%
Long-term borrowings	179,675	4.09%	185,142	4.12%	206,634	5.16%	182,393	4.10%	249,778	4.20%

Total Interest-Bearing Liabilities	4,212,906	1.06%	4,281,036	1.10%	4,928,559	1.33%	4,246,782	1.08%	5,024,110	1.34%
Noninterest-bearing deposits	714,234		687,041		640,105		700,713		629,202
Other liabilities	46,036		48,587		39,797		47,304		37,799
Shareholders’ equity	759,671		755,380		645,697		757,538		649,719

Total Noninterest-Bearing Funding Sources	1,519,941		1,491,008		1,325,599		1,505,555		1,316,720

Total Liabilities and Shareholders’ Equity	$5,732,847		$5,772,044		$6,254,158		$5,752,337		$6,340,830

Net Interest Margin (FTE) (annualized)(1)		3.76%		3.87%		3.88%		3.81%		3.88%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	June 30, 2011	March 31, 2011	June 30, 2010
ASSET QUALITY DETAIL

Nonperforming Loans:

Loans on nonaccrual basis(5)	$113,490	$128,740	$132,555
Troubled debt restructured loans	34,208	11,724	599

Total Nonperforming Loans	147,698	140,464	133,154
Other real estate owned (“OREO”)	36,507	28,768	21,548
Nonaccrual securities at fair value	0	17,214	6,483

Total Nonperforming Assets	$184,205	$186,446	$161,185
Loans past due in excess of 90 days and still accruing	$12,960	$15,202	$15,045
Nonperforming loans, plus OREO as a percentage of total loans, plus OREO	4.57%	4.12%	3.47%
Allowance for credit losses	$75,166	$76,792	$88,046

	For the Three Months Ended			For the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Charge-offs:
Commercial, financial, agricultural and other	$1,840	$856	($1,421)	$2,696	$(643)
Real estate construction	3,049	4,999	34,469	8,048	38,182
Commercial real estate	4,721	690	(18)	5,411	944
Residential real estate	519	1,085	970	1,604	2,492
Loans to individuals	609	624	689	1,233	1,648

Net Charge-offs	$10,738	$8,254	$34,689	$18,992	$42,623

Net charge-offs as a percentage of average loans outstanding (annualized)	1.06%	0.80%	3.06%	0.93%	1.87%
Provision for credit losses as a percentage of net charge-offs	84.86%	167.40%	11.56%	120.73%	115.03%
Provision for credit losses	$9,112	$13,817	$4,010	$22,929	$49,030

(5)	Nonaccrual balance at June 30, 2011 includes $823 of held for sale loans.

RECONCILIATION OF NON-GAAP MEASURES

(1)	Net interest income has been computed on a fully taxable equivalent basis (“FTE”) using the 35% federal income tax statutory rate.
(2)

Efficiency ratio is “total noninterest expense” as a percentage of total revenue. Total revenue consists of “net interest income, on a fully taxable equivalent basis,” plus “total noninterest income,” excluding “net impairment losses” and “net securities gains.”

	June 30, 2011	March 31, 2011	June 30, 2010
Tangible Equity:

Total shareholders’ equity	$762,076	$752,132	$654,250
Less: intangible assets	164,553	164,943	166,131

Tangible Equity	597,523	587,189	488,119
Less: preferred stock	0	0	0

Tangible Common Equity	$597,523	$587,189	$488,119

Tangible Assets:

Total assets	$5,691,302	$5,762,366	$6,058,069
Less: intangible assets	164,553	164,943	166,131

Tangible Assets	$5,526,749	$5,597,423	$5,891,938

(3)Tangible Common Equity as a percentage of Tangible Assets	10.81%	10.49%	8.28%

Shares Outstanding at End of Period	104,906,994	104,859,954	86,242,139

(4)Tangible Book Value Per Common Share	$5.70	$5.60	$5.66

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisions.